EX-99.1


For Immediate Release
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EPICUS Files for Chapter 11 Protection
WEST PALM BEACH, FLORIDA -  October 29, 2004

Epicus Communications Group, Inc. (OTCBB:EPUC) announced today that the Company and its subsidiary have filed voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Florida.

"While we regret the negative impact that this action may have on some of our constituencies, after considering a broad range of alternatives, it was clear to the Board of Directors that this course of action is in the best interest of the Company and its many stakeholders. We are working closely with the Company's customers and vendors and given their cooperation we are confident that the Company will emerge as a stronger and more competitive organization," said Gerard Haryman, Epicus' President and CEO.

The Company indicated that it expects day-to-day operations to continue as usual during the reorganization and that management expects to pay vendors and other business partners for goods and services they provide during the reorganization process and pay its employees in the usual manner.

The Company cited liquidity issues, significant debt, accrued obligations of Federal and State payroll and service taxes, and inherited tax liability as major factors in its decision to seek protection of the Bankruptcy Court.

Epicus Communications Group Inc., is an OTC Bulletin Board company traded under the symbol EPUC. Epicus, Inc. is an integrated communications provider, wholly owned by Epicus Communications Group, Inc., offering telecommunication services in the contiguous 48 states, international long distance in 240 countries with local exchange services in 7 southeastern states.

With the exception of historical facts, the matters discussed in this press release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary based upon a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and technology, continuing demand, the impact of competitive products and pricing, and changing economic conditions.
Contact: T. Donaldson, 561/688-0440 or e-mail: tdonaldson@epicus.com

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